Exhibit 99.1

For Immediate Release

Par Petroleum Corporation Announces Management Appointments

Houston, Texas, June 17, 2013 – Par Petroleum Corporation announced today that it has appointed the following officers to the company:

•	Will Monteleone as Chief Executive Officer, in addition to his current role as Chairman of the Board;

•	Peter Coxon as Chief Operating Officer; and

•	Brice Tarzwell as Chief Legal Officer.

Mr. Monteleone who is now Par Petroleum’s Chairman and Chief Executive Officer, has served as a Director of Par Petroleum since August 2012. In addition to serving on the Par Petroleum Board of Directors, he is on the Board of Directors of Wapiti Oil and Gas, LLC and Kuwait Energy Company. Mr. Monteleone also serves as an Associate at Equity Group Investments (“EGI”), having joined the firm in 2008. At EGI, he is responsible for evaluating potential new investments and monitoring existing investments. Previously, he worked for Banc of America Securities LLC where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor’s degree.

Mr. Coxon who now is Par Petroleum’s Chief Operating Officer, also serves as the President for Texadian Energy, Inc. and Texadian Energy Canada LTD a wholly-owned subsidiary of Par Petroleum. He has more than 25 years of experience in transportation and energy. Prior to joining Par Petroleum he served as President of SEACORP Energy and Vice President of SEACOR Holdings where he led SEACOR’s vessel design & construction, chartering, IT, business development and M&A activities. Other former corporate positions included President of Illinois Corn Processing Holdings LLC. and Vice President of Illinois Corn Processing LLC. Mr. Coxon previously served on the boards of directors of Gateway Terminals LLC; SEACOR Energy Holdings Inc.; SEACOR Energy Inc.; SEACOR Energy Canada, LTD; Illinois Corn Processing LLC; and Applied Process Technology. He also previously served on the board of Applied Process Technology Inc., and as director representing the American Hotel & Motel Association in Washington. Earlier in his career, Mr. Coxon worked for the Atlantic Richfield Company (ARCO), where he was involved in a variety domestic and international upstream, downstream, and transportation assignments. He holds two post-graduate degrees from the Massachusetts Institute of Technology as well as an MBA in finance from the University of Southern California, and is a graduate of the United States Coast Guard Academy and served as an officer in the U.S. Coast Guard.

Mr. Tarzwell is now Par Petroleum’s Chief Legal Officer. Prior to his appointment, he served as a partner at Bracewell & Giuliani LLP for six years. Previously, Mr. Tarzwell was a partner at Winstead PC. He holds a bachelor’s degree from Arizona State University and a juris doctorate from the University of Oklahoma College of Law.

Par Petroleum Corporation

Par Petroleum is a Houston-based company that manages and maintains interests in a wide variety of energy-related assets, including natural gas assets located in the Piceance Basin and Texadian Energy, Inc., a crude oil sourcing, marketing, transportation and logistics business headquartered in Houston, Texas.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121

Media Contact:

Global Communication Works

Brad Ginsburg

713-721-4774

brad@gcomworks.com